Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-214881) of our report dated March 28, 2018 relating to the financial statements of United States 3x Short Oil Fund (the “Fund”), a series of USCF Funds Trust (the “Trust”) as of December 31, 2017 and for the period from commencement of operations (July 20, 2017) through December 31, 2017 which appear in the Annual Report on Form 10-K of the Trust for the above mentioned period, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

June 8, 2018